As filed with the Securities and Exchange Commission on December 17, 2003 — Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

X-RITE, INCORPORATED
(Exact name of registrant as specified in its charter)

Michigan	38-1737300
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3100 44th Street, S.W., Grandville, Michigan 49418
(Address of Principal Executive Offices)        (Zip Code)

X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan
(Full Title of the Plan)

Mary E. Chowning, 3100 44th Street, S.W., Grandville, Michigan 49418 (616) 534-7663
(Name, address, and telephone number, including area code, of agent for service)

Copies of Communications to:
Joseph B. Levan
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.10 par value)	600,000 Shares(1)(2)	$11.11(3)	$6,666,000(3)	$539.28

(1)	Represents additional shares of Common Stock authorized for issuance under the X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan.
(2)

400,000 shares of Common Stock were previously registered when the Form S-8 (Registration No. 333-82260) was filed on August 1, 1994. The purpose of this Form S-8 is to register an additional 600,000 of Common Stock which have been reserved for issuance pursuant to approvals received at the X-Rite, Incorporated Annual Meeting of Shareholders held on May 19, 2003.

(3)

For shares subject to outstanding but unexercised options, the price is computed on the basis of the exercise price. For the purpose of computing the registration fee only, the price shown is based upon the price of $11.11 per share, the average of the high and low prices for the Common Stock of X-Rite, Incorporated in the NASDAQ National Market System on December 16, 2003, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

The Exhibit Index is located on page 6 of this Registration Statement.
This Registration Statement contains a total of 8 pages.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Corporation hereby incorporates by reference in this Registration Statement the following documents filed by the Corporation with the Securities and Exchange Commission:

(a)	The Corporation’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

(b)

All other reports or documents filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Annual Report on Form 10-K referenced to in (a) above; and

(c)

The description of the Corporation’s Common Stock is contained in the Corporation’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

The Corporation’s annual report on Form 10-K for the year ended December 28, 2002, which is incorporated by reference in this Registration Statement, includes the report of Arthur Andersen LLP (“Andersen”) on the Corporation’s consolidated statements of operations, permanent shareholders’ investment and cash flows for the fiscal years ended December 29, 2001 and December 30, 2000. On May 21, 2002, the Corporation, by approval of the Corporation’s Board of Directors, dismissed Andersen as its independent accountants. The Corporation has been unable to obtain, after reasonable efforts, Andersen’s written consent to incorporate by reference Andersen’s reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act permits this Registration Statement to be filed without a written consent from Andersen. Because of the absence of such written consent from Andersen, a person acquiring shares pursuant to this Registration Statement will not be able to assert claims against Andersen under Section 11(a) of the Securities Act of 1933 for any untrue statement of a material fact contained in the consolidated financial statements audited by Andersen or any omissions to state a material fact required to be stated herein.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Corporation’s Articles of Incorporation provide that its directors and officers are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”) in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise) in which a director or officer is a party because such party is or was a director, officer, or employee of the Corporation or served any other enterprise at the request of the Corporation. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Corporation. In addition, with respect to actions not brought by or in the right of the Corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlements if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the Corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the Corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the Corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

The MBCA and the Corporation’s Articles of Incorporation also authorize the Corporation to provide indemnification broader than that set forth in the MBCA and the Articles of Incorporation. Pursuant to this authority, the Corporation has entered into indemnification agreements with each of its directors, which provide a contractually enforceable right of indemnification to the fullest extent permitted by law irrespective of the kind of claim or outcome. The Corporation is not liable under the agreements where the claim involved intentional misconduct, a knowing violation of law or an improper personal benefit to the indemnitee, the claim involved certain unlawful disbursements of corporate funds or other assets, the claim involved a violation of Section 16(b) of the Exchange Act, or similar provision of state law or where indemnification is otherwise prohibited by law.

The Corporation’s Bylaws provide that the Corporation shall indemnify, to the fullest extent authorized or permitted by the MBCA, any person, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director of the Corporation or served any other enterprise at the request of the Corporation. In addition, the Bylaws provide that the Corporation shall indemnify, to the fullest extent authorized or permitted by the MBCA, any officer or former officer of the Corporation, and his or her estate and personal representatives, who is made or threatened to be made a party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, that in any way involves or is related to such officer’s or former officer’s duties, as specifically set forth by the Corporation’s Board of Directors, involving any of the following: (a) Dealing with persons buying, selling, proposing to buy or sell, or otherwise holding any securities issued by the Corporation, (b) Dealing with securities analysts or any other security industry professionals with respect to securities issued by the Corporation, or (c) Signing any statements certifying to the public, to the Securities Exchange Commission, or to any securities exchange, the Corporation’s financial statements or any other reports of the Corporation. The determination as to whether any officer or former officer of the Corporation is entitled to indemnification under the Corporation’s Bylaws is made by the Corporation’s Board of Directors in its sole discretion.

The Corporation has purchased directors’ and officers’ liability insurance for directors and officers of the Corporation.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the Exhibit Index which appears on Page 6.

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

         (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be singed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 17th day of December 2003.

X-RITE, INCORPORATED

By	/s/ Mary E. Chowning

Mary E. Chowning, Chief Financial Officer,
Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael C. Ferrara and Mary E. Chowning, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 17, 2003, by the following persons in the capacities indicated.

/s/ Paul R. Sylvester	/s/ Stanley W. Cheff

Paul R. Sylvester, Director	Stanley W. Cheff, Director

/s/ Mark D. Weishaar	/s/ James A. Knister

Mark D. Weishaar, Director	James A. Knister, Director

/s/ Dr. Peter M. Banks	/s/ John E. Utley

Dr. Peter M. Banks, Director	John E. Utley, Director

/s/ Ronald A. VandenBerg	/s/ Michael C. Ferrara

Ronald A. VandenBerg, Director	Michael C. Ferrara, Director, Chief Executive Officer
and President

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement pursuant to Item 8:

Exhibit No.	Description	Page

Exhibit 4(a)	Restated Articles of Incorporation (filed as exhibit to Form S-18 dated April 10, 1986 (Registration No. 33-3954C) and incorporated herein by reference).

Exhibit 4(b)	Certificate of Amendment to Restated Articles of Incorporation adding Article IX (filed as exhibit to Form 10-Q for the quarter ended June 30, 1987 (Commission File No. 0-14800) and incorporated herein by reference).

Exhibit 4(c)	Certificate of Amendment to Restated Articles of Incorporation amending Article III (filed as exhibit to Form 10-K for the year ended December 31, 1995 (Commission File No. 0-14800) and incorporated herein by reference).

Exhibit 4(d)	Certificate of Amendment to Restated Articles of Incorporation amending Article IV as filed with the Michigan Department of Consumer & Industry Services (filed as exhibit to Form 10-K for year ended January 2, 1999 (Commission File No. 0-14800) and incorporated herein by reference).

Exhibit 4(e)	Amended and Restated Bylaws of X-Rite, Incorporated, as amended and restated November 26, 2002 (filed as exhibit to Form 10-K for the year ended December 28, 2002 (Commission File No. 0-14800) and incorporated herein by reference).

Exhibit 4(f)	Shareholder Protection Rights Agreement, dated as of March 29, 2002, including as Exhibit A the form of Rights Certificate and of Election to Exercise, and as Exhibit B the form of Certificate of Adoption of Resolution Designating and Prescribing Rights Preferences and Limitations of Junior Participating Preferred Stock of the Company (filed as exhibit to Form 10-K for the year ended December 29, 2001 (Commission File No 0-14800) and incorporated herein by reference).

Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP	7

Exhibit 23(a)	Consent of Ernst & Young LLP	8

Exhibit 23(b)	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5)	7

Exhibit 23(c)	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act)

Exhibit 24	Power of Attorney (included on Page 5 hereof)	5

EXHIBIT 5

OPINION OF VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

December 17, 2003

X-Rite, Incorporated
310044th Street, S.W.
Grandville, MI 49418

Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed by X-Rite, Incorporated, a Michigan corporation (the “Corporation”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 600,000 shares of its common stock, par value $.10 per share, to be issued pursuant to the Corporation’s Amended and Restated Outside Director Stock Option Plan (the “Plan”), we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such examination, we advise you, that in our opinion, the 600,000 shares covered by the Registration Statement, upon the granting of options at the price described in the Registration Statement, but in no event for less than the par value thereof and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be legally issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the X-Rite, Incorporated Amended and Restated Outside Director Stock Option Plan of our report dated January 28, 2003, with respect to the 2002 consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 28, 2002.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
December 17, 2003